Exhibit 14.1

TERADYNE, INC. ETHICS POLICY: STANDARDS OF BUSINESS CONDUCT AND ETHICS

Dear Members of the Teradyne Community:

This is our latest edition of “Making the Right Choices — Teradyne’s Standards of Business Conduct and Ethics.” It reflects our commitment to honest and ethical business practices and provides standards and guidelines of conduct for Teradyne employees, officers and directors, and for others doing business with the company, such as customers and suppliers. It applies to all Teradyne companies and all members of the Teradyne community on a worldwide basis. To be successful over the long term, a business must be built on a foundation of honesty and integrity. This principle has guided us throughout our history, and we remain committed to it. We want to do the right thing, both because it is right and because it makes good business sense. In a nutshell, this means that we all must act honestly and with integrity in all of our dealings. This means being respectful of others and accountable and responsible in our actions.

You should use these guidelines as a resource to help you make better decisions as you are faced with difficult issues. Of course, these guidelines cannot cover every situation, and when in doubt, you should seek advice from others in the company, and as always, continue to apply common sense. These standards are to promote behavior within the Teradyne community that reflects high standards of integrity and compliance with all applicable laws, rules and regulations.

Any person who feels that our conduct does not meet the guidelines set forth in this booklet should contact his or her manager, any other manager or corporate officer, or a member of the Human Resources or Legal Departments. You also may provide information on a confidential basis to the Legal Department at the following address:

Teradyne, Inc. Legal Department, Confidential 321 Harrison Ave. Boston, MA 02118	e-mail: ethics_office@teradyne.com Hotline: 617-422-5777

Remember, integrity and ethical behavior are hallmarks of Teradyne’s corporate culture and business conduct. They are vital to Teradyne’s continued success and growth. Ultimately, we must all assume personal responsibility for ensuring that the company’s practices and reputation for integrity and ethical behavior remains intact.

Mike Bradley, CEO and President

May 27, 2004

Making the Right Choices for Teradyne

This section provides an overview of an employee’s, officer’s and director’s obligations to Teradyne. If you are an employee, the company expects Teradyne to be the primary focus of your business and professional endeavors. The company expects you to use discretion and good judgment in responding to the variety of situations that may arise in the course of your employment or affiliation with Teradyne and that in all instances you will comply with applicable laws, rules and regulations.

Conflict of Interest Situations

You must avoid situations where your loyalties may be divided between Teradyne’s interests and your own. You must also consider how the situation appears to others — inside and outside of Teradyne. A conflict of interest occurs when your personal interest is at odds with the interests of Teradyne. A conflict of interest can arise whenever you take action or have an interest that prevents you from performing your Teradyne duties and responsibilities honestly, objectively and effectively. Whenever you recognize a potential conflict, it is important to discuss the situation with your manager or Teradyne’s Legal Department prior to taking any action. Officers must disclose any actual or apparent conflict to Teradyne’s General Counsel and directors must disclose any actual or apparent conflict to Teradyne’s Audit Committee. The following sections discuss some situations where a conflict of interest may arise.

Outside Business Ventures

At Teradyne you may not work for or receive payment for services from any competitor, supplier, customer, or distributor of Teradyne unless it is approved in advance by your manager. Any outside activity must be strictly separated from Teradyne employment and should not impact your job performance at Teradyne.

Financial Interests in Other Companies

Teradyne employees must not have, or permit any close relative to have, a financial interest in a customer, supplier, competitor, distributor or other organization that would create a conflict of interest or compromise your loyalty to Teradyne.

Whether an investment in these other companies creates the appearance of divided loyalties depends on several factors, such as (1) the size of the investment relative to your total assets; (2) the position you hold with Teradyne and your ability to influence Teradyne decisions that affect your personal interests; and (3) any work you do at or for Teradyne that intersects with that investment. The best practice is to consider these factors, use good judgment and ask your manager or Teradyne’s Legal Department if you have questions. Conflict-of-interest standards also apply to you with respect to your family and close personal friends. If any of them is employed by or has a significant financial interest in a customer, supplier, competitor or distributor, you must be alert to the potential conflict for you and Teradyne, and you should inform your manager or Teradyne’s Legal Department.

Gratuities from Third Parties

You and your immediate family must not solicit or accept gifts when you believe that the gifts have been offered because of your Teradyne position or in the expectation that the gift will influence your decisions or actions or obligate you to do business with the giver. You should accept only those gifts that are nominal in value and that are more in the nature of advertising (calendars or coffee cups, for example). Occasional business meals and other meetings can serve a useful business purpose and can advance Teradyne’s interests, though Teradyne should pay the bill as often as the other party does. Entertainment that is lavish or frequent could appear to influence one’s business judgment on Teradyne’s behalf. For example, occasionally accepting offers to attend sporting events or concerts could be acceptable. Accepting tickets to a World Series game would not be acceptable. Company employees who receive a gift or entertainment worth more than $100 should report the matter to their manager. You must exercise good business judgment and make sure you do nothing that would (a) compromise your objectivity or (b) embarrass Teradyne, your colleagues or yourself.

Unless prohibited by the customer’s own policies, you may pay for a customer’s meal and entertainment or invite a customer to a sporting event or outing, provided the expenses of doing so are reasonable. It is permissible to give a customer a gift of nominal value on special occasions, as long as the gift does not seek, and does not create the appearance of seeking, special favors. The giving of any gift to a customer must also comply with the customer’s code of conduct.

In rare circumstances, local custom may call for an exchange of gifts having more than nominal value. Giving or receiving such gifts should be done only on behalf of Teradyne and with prior approval from an officer of the company. If you receive a gift under these circumstances, discuss the matter immediately with your manager.

Bribery

Offering or accepting a bribe is against Teradyne’s policies and is illegal. Any payment or gift that is given or promised, directly or indirectly, to a foreign governmental official designed to influence that person’s acts or decisions is improper and could subject you and Teradyne to substantial criminal liability for violation of the US Foreign Corrupt Practices Act and similar foreign laws. Additionally, it is improper and illegal for you or Teradyne, to directly or indirectly provide or pay for any meal, travel, entertainment, or lodging of any US or foreign governmental personnel with the intent of influencing government personnel. Giving anything of value to government personnel could subject both you and Teradyne to civil and criminal penalties.

You should not solicit or accept any cash gift. If a customer or supplier gives you cash, return the cash and promptly inform your manager or Teradyne’s Legal Department.

If you become aware of or suspect any questionable business practices, you should immediately contact your manager, Teradyne’s Internal Audit Group or Legal Department.

Handling Company Information

Information is one of Teradyne’s most valuable assets. Given our open environment, and the increasing use of electronic communications, we are each regularly in possession of valuable company information as we perform our normal day-to-day jobs. We all have a responsibility to safeguard company information and prevent it from being inappropriately disclosed or used.

You must not disclose any confidential information regarding Teradyne’s business, technology, know-how, financial performance or prospects, customers, suppliers, employees, or activities to any person unless that person’s responsibilities at Teradyne create a need to know it. This obligation extends to intellectual property and trade secrets, including confidential or private technical, financial, and business information generated by us or received from others in the Teradyne community. It also includes confidential information entrusted to us by customers, suppliers and other third parties. We have the same duty to safeguard their confidential information that we have concerning Teradyne’s confidential information.

You should take steps to avoid inadvertent disclosure of company confidential or proprietary information. Generally, you should not discuss confidential company matters with outsiders, including family and friends, and you should not discuss such information in public places, such as elevators, restaurants and airplanes. Also, as a precautionary practice in order to avoid inadvertent disclosure of information that can be damaging to the company, you should avoid discussing or posting any information pertaining to Teradyne or its customers, suppliers or distributors on electronic or Internet based message boards or chat rooms. Additionally, employees and visitors to company offices are prohibited from using photographic devices, including digital phone cameras at company sites without express permission from company management. Also, it is important to remember not to answer any requests for any information, proprietary or otherwise, from outside Teradyne, to participate in interviews or to make any commitments on behalf of the company unless you are specifically authorized to do so.

You also must observe government rules and regulations relating to the safeguarding of classified information obtained through work between Teradyne and the government.

Using Company Property

All Teradyne related documents in tangible or electronic form in your possession or control, no matter where they are located, are company property. You are not allowed to use such documents for your own benefit or provide them to others for use unrelated to company business, during and after your employment or affiliation with the company. Any taking, downloading or other prohibited use or disclosure of Teradyne documents constitutes theft of Teradyne property and also may be a misappropriation of Teradyne’s trade secrets. (See also, “Use of Electronic Communication Resources” discussed below).

Inventions and Patents

Intellectual property, such as inventions and ideas, represent valuable assets of the company and should be treated as confidential. It is important to identify and protect these assets to ensure a competitive advantage exists for Teradyne products and services. You should report inventions, innovations and patentable ideas relating to any Teradyne business immediately to your manager and the company’s Legal Department. Invention disclosure forms are available from the Legal Department or at http://eit.corp. Teradyne.com/gaa/treasury/legal/legal.html. Teradyne respects the intellectual property rights of others and expects others to respect our intellectual property rights at all times. If you suspect an infringement, misuse or misappropriation of a Teradyne or third party intellectual property right, you should immediately contact the Legal Department.

Civic and Political Contributions

Teradyne sometimes makes contributions to civic and charitable organizations. Suggestions for such contributions may be sent to your division manager or to the Vice President of Corporate Relations.

Teradyne funds or assets may not be used for political contributions. No one at the company is authorized to solicit or require any political contribution. Personal political contributions are not reimbursed by Teradyne.

Import and Export

Teradyne is an international manufacturer with a global supply and customer base. Imports and exports are made to destinations inside and outside the United States. Failure to comply with U.S. or foreign governmental import and export laws and regulations could seriously impact Teradyne’s ability to serve its customers, disrupt its supply chain and result in financial and criminal penalties. If you are involved with the import or export of materials, you must be familiar with the relevant laws and regulations and comply with them. Import and export laws can be complex, so when in doubt, seek expertise within your group, or contact Teradyne’s Corporate Compliance Group at importexport@teradyne.com.

Compliance with Laws, Rules and Regulations and Teradyne Policies and Procedures

All members of the Teradyne community, including employees, officers, directors and others doing business with Teradyne, such as customers and vendors, are expected to comply with all applicable laws, rules and regulations and to use good judgment and common sense in doing so. You should ask for advice prior to taking any action if you are uncertain about what to do.

You are also expected to act in accordance with Teradyne policies and procedures, such as these Standards of Business Conduct.

If you become aware of a violation of any law, rule or regulation by Teradyne or a member of the Teradyne community in their business conduct, you should promptly report the matter to your manager or to Teradyne’s Legal Department. The Company will not discharge, demote, suspend, threaten, harass, discriminate or retaliate against anyone, who in good faith, reports a suspected violation.

Conclusion While this section describes several company policies, specific positions at Teradyne and particular situations may be subject to additional requirements. The company has the responsibility for educating employees, officers and directors and providing guidance in those cases. It is your responsibility to learn those requirements and follow them.

Making the Right Choices in the Workplace

Teradyne expects employees to conduct themselves as mature, responsible, and respectful individuals in all their dealings with co-workers. Maintaining a safe and productive workplace is a shared responsibility for all employees.

Environmental, Health, and Safety

Teradyne is committed to promoting, creating, and maintaining a safe and healthy workplace and to improving the environmental quality of our operations and surrounding communities. This effort begins with providing a safe physical plant and a working environment that promotes hazard-free working conditions. It also includes a commitment to minimize the environmental impact of our operations, products and services where possible.

We are committed to taking appropriate precautions to prevent injury and illness in the workplace and to providing safeguards, training and information on potential risks, including those involved in handling hazardous chemicals. Certain manufacturing functions at Teradyne are also subject to stringent government requirements for operations and record keeping. Employees who violate those requirements may face direct governmental sanctions. Teradyne’s Environmental Safety and Compliance Group provides support and assistance in this area to help prevent injuries and ensure a safe workplace environment.

Teradyne products are designed and manufactured to be safe through the use of appropriate safeguards, warning labels, and documentation as required by Teradyne Product Safety Guidelines. Our Product Safety Group is a resource for safety issues concerning our products.

We all share the responsibility for maintaining a safe workplace. For many employees this involves making decisions involving environmental, health and safety issues every day. These decisions should be made with full knowledge of and compliance with all environmental, health and safety laws and regulations. You should report any unsafe conditions and any environmental, health or safety issues or concerns to your manager or your local safety committee.

Equal Employment Opportunity

Teradyne will not discriminate in the employment of any person due to race, religion, color, sex, national origin, age, disability, veteran status, military service or application for military service, sexual orientation or any other category protected under applicable federal, state or foreign law. This applies to all personnel actions including hiring, promotions, terminations, transfers, compensation, and benefits. Equal opportunities are provided for all employees, and all employees are encouraged to advance within the company. For more detailed information regarding Teradyne’s commitment to equal employment opportunity and the prohibition on harassment and discrimination in the workplace, please contact your Human Resource Representative.

Direct Supervision of Relatives or Friends

Supervisors make decisions regarding opportunities for advancement, working conditions, or other matters affecting the employees who report to them. For that reason, Teradyne prohibits employees from directly supervising a relative or someone with whom they have a close personal relationship.

Inappropriate Conduct

All members of the Teradyne community are expected to treat each other with dignity and respect. We recognize that disagreements arise in daily dealings with others. Most of those disagreements can be and are handled appropriately and without incident. However, there are certain acts of misconduct that the company simply will not tolerate, such as: any type of harassment, discrimination, physical violence, unlawful actions, retaliation against co-workers, theft, gambling, and working under the influence of alcoholic beverages or illegal drugs. Such conduct may result in disciplinary action including immediate termination.

Use of Electronic Communications Resources

Teradyne provides employees tools and equipment to be used as resources in doing their jobs. Equipment such as telephones, networked computers, and Internet access lines are capable of being used for personal phone calls, e-mails, etc. Reasonable personal use is permitted on a limited basis, but the equipment and access lines remain the property of Teradyne and should be used primarily for Teradyne business. Information residing in the equipment or on the network is also the property of Teradyne and accordingly, Teradyne retains the right to access, monitor, search, review or block any files, emails, Internet usage, information and messages on these resources at any time, for any business purpose and without prior notice.

You should have no expectation of privacy in any information stored on or sent via Teradyne’s computer networks. You must not assume the information that you send over computer networks is private or confidential. Also, Teradyne equipment is subject to standard maintenance and audits, such as automatic monitoring of Internet usage, as well as reasonable cause searches without notice.

Teradyne does not allow improper or inappropriate use of Teradyne information resources. Use is inappropriate, for example, when it detracts from your job performance or ties up excessive bandwidth or data storage. Use is improper when it contains or constitutes harassing, abusive, graphic, obscene or illegal materials or behavior, such as accessing pornography, circulating hate mail, attempting to gain unauthorized access to a Teradyne system, network or database or downloading copyrighted music, movies or other works without permission of the copyright owner.

Those who violate any of these policies are subject to discipline including termination.

Making the Right Choices with Customers

Teradyne’s reputation as an ethical company is one of our most important assets. The manner, methods and style with which we do business with our customers determines our ability to retain that image. Consequently, all commercial dealings must be above board and conducted with the highest ethical standards. This section provides a general overview of the standards and rules that Teradyne employees should follow when dealing with customers.

Relations with Our Customers

It is Teradyne’s policy to treat our customers in an open and honest manner. In our relationship with customers, there are certain business practices that are prohibited:

As a general matter, you may not restrict the dealings of our customers by, for instance, requiring them to purchase equipment only from us or restricting them for purchasing the equipment of any given competitor.

Some of our customers are also suppliers or potential suppliers. The two relationships are distinct and should be treated independently. You may not hold the purchase of our products as a precondition of business for our suppliers.

Similarly, you may not engage in “tie-in” agreements. A tie-in agreement is an arrangement in which a customer is required to buy unwanted products or services in order to obtain a unique, distinct or highly desirable product or service which the customer wants. You may offer our customers package pricing for groups or products and services that are purchased together, (unless one of the products cannot be bought separately and is highly desirable or unique), promotional pricing and other customary discounts and promotion offers in the ordinary course of business.

Improper methods of competition or deceptive practices are prohibited by U.S. and foreign laws. Examples of such practices are:

Marketing used equipment as new.

Making false or deceptive comparisons with other products.

Misrepresenting Teradyne’s trademark or patent rights.

This list does not include all the practices that would be deemed improper, but it should give you a general sense of the concerns in this area. At Teradyne, we adhere to all laws, rules and regulations on trade practices.

Confidential or Proprietary Information

In the normal course of business, we often share proprietary or confidential information with customers or receive confidential information from customers. This kind of information should be offered, accepted, or exchanged only after a written nondisclosure agreement covering the information to be disclosed has been signed by both parties. We recognize and honor our obligations to protect the confidential and proprietary information we receive. If a questionable situation arises with respect to confidential or proprietary information, you should immediately bring it to the attention of your supervisor and, if necessary, senior management and Teradyne’s Legal Department.

Government Procurement

Teradyne’s standards for business integrity are no different when the customer is the government, but the interpretation of those standards may be subject to special rules. If you are involved in government procurement and have questions regarding standards of conduct as they apply to a transaction with a government office or agency, please contact Teradyne’s Legal Department prior to taking any action.

Sales Commission Agreements

Teradyne establishes commission and fee arrangements only in writing and only with firms serving as bona fide commercial sales representatives, agents or consultants. Any commission or fees paid must be reasonable, consistent with the applicable written agreement, policy or plan and consistent with normal practices for our industry. Teradyne never makes payments in cash.

Making the Right Choices with Competitors

It’s just as important to act in an ethical and honest manner with our competitors as with our customers, suppliers and any other group. The choices an employee makes in these situations should be consistent with the guidelines described in this section.

Conduct Involving Competitors

You should be cautious when taking actions that in any way involve direct interaction with Teradyne’s competitors. As a general rule in evaluating potentially unethical conduct, you should ask yourself these questions: “If a competitor acted in a similar way against us, would we consider it improper? If we did something in cooperation with a competitor, would our customer consider it improper?” The guidelines below cover some typical problems; however, in any specific instance you should consult Teradyne’s Legal Department.

Antitrust Laws

You should not engage in discussions or share information with competitors regarding pricing. As a general rule, you need to be careful not to share business, or technical information that is confidential or proprietary to Teradyne with others outside Teradyne and especially with competitors.

Any agreement with one or more competitors regarding prices, terms of sale (e.g., credit, discounts, trade-ins), production volume, or market allocation (an agreement to divide up customers, types of products, geographic areas, or technology) is illegal. Boycotts, where two or more competitors agree not to deal with a particular customer or supplier, are also illegal. Informal understandings are as serious as formal documents. Exchanges of information between competitors must be treated carefully, since they could be interpreted as “signals” for anticompetitive conduct.

A distributor who purchases products from Teradyne and resells them for its own account is a customer and potentially a competitor. For that reason, there are special rules governing this type of relationship. For example, it is illegal in most countries to dictate the distributor’s price for reselling the product. Any arrangement with a distributor must be documented in writing and reviewed in advance by division management and Teradyne’s Legal Department.

Trade Associations

Trade associations and professional groups are legitimate and useful business forums. However, they pose a risk if topics discussed or agreements reached may be deemed anticompetitive. If you believe that topics or agreements discussed are or could be interpreted as anti-competitive, you should refuse to join in any conversation on the topic, leave the meeting if the discussion does not stop immediately and notify Teradyne management. If you have any questions or concerns regarding these issues, you should contact Teradyne’s Legal Department.

Confidential Material

Learning all available public information about competitors is an essential part of the selling process. But the process has limits. You should not accept or transmit any information about competitors where the circumstances lead you to believe it was obtained improperly or illegally. You may not obtain information through improper means, such as industrial espionage or paying a competitor’s employee to disclose confidential information.

If you have knowledge of trade secrets from prior employment with a competitor, that knowledge should not be used or disclosed at or within Teradyne. This obligation does not apply to your general skills and work experience.

Being Truthful in Selling Products

We sell our products on their merits and on the quality we provide as a supplier. Any statement about our products must be substantiated. Any statement about competitive products, quality, services, or the like must be complete and must be based on published or confirmed factual information.

Making the Right Choices with Suppliers

Teradyne bases its purchasing decisions on objective criteria such as price, quality, the financial stability and reputation of the supplier, technical requirements, service, and the overall business relationship with the supplier. As an important part of the Teradyne community, suppliers are critical to our success and deserve to be treated in a respectful and cooperative manner.

Conduct Involving Suppliers

We legally negotiate the best terms and conditions with our suppliers. You should not ask suppliers to restrict the sale of their products to anyone, except when a supplier’s product is based on a Teradyne-owned design or a joint relationship. We do not require a supplier to buy from Teradyne in order to obtain our business. Conversely, we do not buy from suppliers simply because they purchase our products. Close relationships with suppliers will often require Teradyne to share confidential information. Teradyne’s standard purchase orders and purchase agreements require suppliers to respect Teradyne’s confidential and proprietary information. You should not accept confidential or proprietary information from a supplier unless a written agreement governing use and disclosure has been signed. Contact the Teradyne Legal Department for procedures to create or review confidentiality agreements.

It is our responsibility to inform suppliers of all relevant sections of these Standards of Business Conduct including our policy against accepting gratuities described under the section “Gratuities from Third Parties” so that unintentional violations can be prevented. Please make sure you communicate the relevant policies to suppliers if you interact with them in the course of your employment.

Discounts

You should never misuse Teradyne’s buying power for personal gain. All discounts for products and services that might be offered by a supplier must be openly and readily available to all employees. You should not, for instance, get a discount on building materials for your home because you have used a certain supplier at Teradyne.

Using Copyrighted or Licensed Material

It is our policy to comply with copyright laws and licensing agreements for all material obtained from third parties, such as software, open source code, user and maintenance manuals, documentation and design schematics. Downloading copyrighted material from a Teradyne network or an outside network is not allowed unless we have the appropriate license.

Making the Right Choices with Shareholders

Shareholders are an integral part of the Teradyne community. Shareholders are like customers, but their investment is in Teradyne itself. Employees, officers and directors must not use their position and access to information unfairly against the interests of the investment community.

Inside Information

Shareholders share in Teradyne’s success, similar to others in the Teradyne community. They are entitled to accurate, timely financial and other information about the company and to know that trading in Teradyne’s stock is conducted with integrity and fairness.

If you have information about Teradyne that is both material and non-public, also called “material inside information,” it is illegal for you to trade in Teradyne stock, engage in any action to take advantage of such information, disclose such information to others, or recommend to others that they buy or sell Teradyne stock.

Information is “material” if it would influence a reasonable person to buy or sell stock or to refrain from buying or selling stock. Examples include: undisclosed booking or earnings information; trends in orders, sales or profitability; impending announcements of major new products; acquisitions or equity investments; and important project, product, or litigation developments.

Information is “non-public” if it has not been the subject of a Teradyne press release or a filing with the U.S. Securities and Exchange Commission (“SEC”) or is not generally known outside Teradyne. If you possess material inside information about Teradyne, you must wait to trade Teradyne stock until a reasonable time, usually 24 hours, after public disclosure of that information. Trading in Teradyne stock includes buying or selling any type of Teradyne security in the open market. These include exchange-traded options and other derivative securities, as well as common stock.

Certain material inside information that is related to Teradyne’s business may not affect the stock price, but may affect the stock price of another company or the value of other investments. This type of inside information would include a planned investment in another company by Teradyne or the award of a significant contract by Teradyne to a supplier. It would also include information regarding orders, contracts or products of another company. You may not use this material inside information to gain a personal financial benefit.

Teradyne’s Vice President of Investor Relations is the proper contact for shareholders, financial analysts, and others seeking information about the company’s finances and business. All requests from these groups should be directed to the Vice President of Investor Relations. You may obtain a copy of the full text of Teradyne’s insider trading policy by contacting Teradyne’s Legal Department.

Another Company’s Inside Information

If you learn material inside information about another company while performing your Teradyne duties, you also may be considered an insider of that company and are subject to the same trading restrictions in that company’s stock.

Short Sales

Officers and directors are prohibited, by U.S. securities law, from making short sales of Teradyne securities. All employees should be aware that short sales and derivative transactions, such as buying or selling put and call options, carry the potential of placing their personal financial interests in conflict with the interests of Teradyne and its shareholders. Employees should therefore carefully evaluate the risks before entering into such a transaction.

Non-Trading Period

Directors, officers, and certain other employees of the company who have regular access to sensitive financial information are prohibited from buying or selling the company’s securities during the company’s official non-trading period, also called “blackout period,” as published by the Legal Department.

Trading by Family Members

The restrictions on trading described above apply not only to you, but also to your spouse, minor children, other persons living in your home or who are your dependents, and any other person or entity who holds stock over which you do or may have some control. Insiders responsible for compliance by such persons should review the company policy and the prohibitions on insider trading with them.

Who to Contact If You Have Questions About Stock Trades

If you are uncertain about the constraints on your purchase or sale of any Teradyne securities or the securities of any other company that you are familiar with by virtue of your relationship with Teradyne, you should consult with Teradyne’s General Counsel before making any such purchase or sale.

Enforcement

If you violate insider trading laws, you and Teradyne may be subject to serious and substantial civil and criminal penalties. Those found guilty of insider trading under the U.S. Insider Trading Sanctions Act of 1984 can be fined up to three times the profit gained or loss avoided by use of material inside information.

These laws apply to all members of the Teradyne community throughout the world. The U.S. SEC enforces insider trading laws and is aggressive in monitoring and prosecuting insider trading violations even where high-profile employees or significant profits are not involved. Violations of insider trading laws and this policy by an employee may also result in disciplinary action, including termination of employment.

Making the Right Choices In Reporting Business Transactions

Teradyne employees are obligated to report honestly and accurately all business transactions and must report concerns regarding questionable accounting, auditing and internal control matters.

Accuracy of Books and Records and Public Reports and Document Retention

Employees must honestly and accurately report all business transactions. You are responsible for the accuracy of your business records, reports and accounts and you should retain records in accordance with Teradyne’s legal obligations.

All Teradyne books, records and accounts must be kept and maintained in accordance with all applicable laws, regulations and standards and must accurately reflect the true nature of the transactions they record. In addition, Teradyne’s financial statements must conform to U.S. generally accepted accounting principles (U.S. GAAP) and Teradyne’s accounting policies. No undisclosed or unrecorded account or fund may be established for any purpose. No false or misleading entries may be made in Teradyne’s books or records for any reason, and no disbursement of corporate funds or other corporate property may be made without adequate supporting documentation. For example, all employees must keep and maintain truthful, accurate and complete expense reports. All sales employees must keep and maintain truthful, accurate and complete paperwork relating to sales transactions.

As a public company, Teradyne must file reports and documents with the U.S. SEC and make other public communications. These filings and communications must provide accurate, complete and timely information, including our financial results and financial condition. As an employee or officer of the company, you must fully meet your responsibilities to ensure that Teradyne’s financial reports and records comply with all applicable laws, generally accepted accounting principles and Teradyne policies. If you are a member of Teradyne’s Finance and Accounting Department or are otherwise involved with Teradyne’s financial reporting, these responsibilities are especially important.

Concerns Regarding Accounting, Accounting Controls or Auditing Matters

Concerns regarding accounting, accounting controls or auditing matters may be reported to the Audit Committee of Teradyne’s Board of Directors on a confidential basis in any one of the following ways: (i) by mail to Teradyne, Inc. Audit Committee, P.O. Box 120188, Boston, MA 02112, USA; (ii) by telephone hotline at 1-800-224-8113; or (iii) by e-mail to AuditCommittee@teradyne.com. Reports submitted by regular mail to the Audit Committee or by telephone to the above hotline number may be made on an anonymous basis. You may also submit your concerns to Teradyne’s Chief Executive Officer, Chief Financial Officer, Vice President of Human Resources or General Counsel or any individual member of the Audit Committee of Teradyne’s Board of Directors. Even if you submit concerns other than anonymously, the company will use its best efforts to protect your privacy and confidentiality. You will not be penalized or retaliated against for reporting a concern (unless you knowingly and willfully make a false report).

Dealings with Independent Auditors

Employees, officers and directors must not, directly, indirectly, or by omission, make or cause to be made a materially false or misleading statement to an accountant in connection with any audit, review or examination of Teradyne’s financial statements or the preparation or filing of any document or report with any U.S. regulatory agency such as the SEC. No employee shall, directly or indirectly, take any action to coerce, manipulate, mislead or fraudulently influence any independent public or certified public accountant engaged in the performance of an audit or review of Teradyne’s financial statements.

Waivers, Reporting and Compliance Procedures and Dissemination and Amendment

This section describes the procedures for seeking a waiver from these Standards of Business Conduct, your duty to report violations and to whom you should make that report, the process for ensuring that employees are familiar with these standards and where the standards themselves can be accessed electronically.

Waivers of These Standards of Business Conduct

The policies contained in these Standards of Business Conduct must be followed unless a special exception is granted. Special exceptions will be granted only if a compelling reason exists. If you are an employee and you believe that an exception to any of these policies is appropriate, you should first contact your manager. If your manager agrees that an exception is appropriate, the approval of Teradyne’s General Counsel must be sought.

Only the Board of Directors may waive any provision of these Standards of Business Conduct with respect to company officers and directors. A request for any such waiver should be submitted in writing to the Board of Directors, or a committee of the Board of Directors designated for this purpose. The Board of Directors will promptly disclose to investors, by means of a posting on Teradyne’s website, any waiver granted to an officer or a director, including the justification for the waiver.

Teradyne’s General Counsel will maintain a record of all requests for exceptions to any of these policies and the disposition of such requests.

Reporting and Compliance Procedures

Every employee, officer and director should ask questions, seek guidance, report suspected violations and express concerns regarding compliance with these Standards of Business Conduct. If you know or believe that another employee or representative of Teradyne has engaged or is engaging in Teradyne-related conduct that violates applicable law or these Standards of Business Conduct, you should report the situation to your manager or to Teradyne’s General Counsel, as described below. You may report such conduct openly or anonymously without fear of retaliation. Teradyne will not discriminate or retaliate, and will not tolerate discrimination or retaliation against any person who reports suspected violations (unless it is determined that the report was made with knowledge that it was false) or who cooperates in any investigation or inquiry regarding possible violations. Any supervisor who receives a report of a violation of the policies described in these Standards of Business Conduct must immediately inform Teradyne’s General Counsel.

You may report violations on a confidential or anonymous basis, by contacting Teradyne’s Ethics Office at: 321 Harrison Avenue, Boston, Massachusetts, 02118, Attention: Ethics Office. In addition, Teradyne has established a toll-free telephone number (1-800-224-8113) where you can leave a recorded message about any violation or suspected violation of these Standards of Business Conduct. While Teradyne prefers that you identify yourself when reporting violations to enable us to follow up with you (if necessary), you may leave messages anonymously if you wish.

Failure to comply with these standards may result in disciplinary action including, but not limited to, reprimands, warnings, discharge and restitution. Certain violations of these Standards of Business Conduct may require Teradyne to refer the matter to appropriate governmental or regulatory authorities for investigation or prosecution. Moreover, any supervisor who directs or approves any violation of these standards, or who has knowledge of a violation and does not immediately report it, also will be subject to disciplinary action, including possible discharge.

Dissemination and Amendment

These Standards of Business Conduct will be distributed to each new Teradyne employee, officer and director upon commencement of his or her relationship with Teradyne. Current employees holding managerial, financial or other sensitive positions with Teradyne and directors will be required to certify on an annual basis that they: (1)

are familiar with such standards and have not violated any provision thereof; (2) are not aware of any violation of the standards by anyone else; (3) will comply with such standards; and (4) will report to Teradyne’s General Counsel any actual or suspected violation of these Standards of Business Conduct of which they become aware. Teradyne reserves the right to amend, alter or terminate these standards at any time for any reason without prior notice. The most current version of these Standards of Business Conduct can be found on Teradyne’s Legal Department Intranet Website under “Ethics – Teradyne Business Conduct Standards” or at https://direct link.corp.teradyne.com/MyCompany/standards. asp. These Standards of Business Conduct may also be obtained on Teradyne’s external website (www.teradyne.com) by clicking on the “Investor” link and then clicking on the “Corporate Governance” link and finally clicking on the “Code of Conduct” link.

May 2004

CERTIFICATION FOR NEWLY HIRED EMPLOYEES

I,                                          do hereby certify that:

(Print Name Above)

1.	I have received and carefully read the Making the Right Choices: Standards of Business Conduct and Ethics (“Code of Ethics”) of Teradyne, Inc. (“Teradyne”) dated May 2004.

2.	I understand the Code of Ethics.

I will comply with the terms of the Code of Ethics and applicable laws, rules and regulations.

In the event I become aware of or suspect any violation of or inconsistency with the Code of Ethics, I will report it to either my manager, the Ethics Office, Teradyne’s General Counsel or, if appropriate, the Audit Committee of the Board of Directors.

I understand that Teradyne expressly prohibits any employee, officer or director from retaliating against any person for reporting suspected violations of the Code of Ethics or of any laws, rules or regulations.

I am familiar with all the resources that are available if I have questions about specific conduct, Teradyne policies or applicable laws, rules or regulations.

Date:

Signature:

EACH NEW EMPLOYEE IS REQUIRED TO SIGN, DATE AND RETURN THIS CERTIFICATION TO THE HUMAN RESOURCES DEPARTMENT WITHIN 60 DAYS OF THE FIRST DAY OF EMPLOYMENT.

CERTIFICATION FOR DIRECTORS AND EXISTING EMPLOYEES

I,                                          do hereby certify that:

(Print Name Above)

1.	I have received and carefully read the Making the Right Choices: Standards of Business Conduct and Ethics (“Code of Ethics”) of Teradyne, Inc. (“Teradyne”) dated May 2004.

2.	I understand the Code of Ethics.

3.	I have complied and will continue to comply with the terms of the Code of Ethics and applicable laws, rules and regulations.

4.	I am not aware of any violation of the Code of Ethics by anyone else. In the event I become aware of or suspect any violation of or inconsistency with the Code of Ethics, I will report it to either my manager, the Ethics Office, Teradyne’s General Counsel or, if appropriate, the Audit Committee of the Board of Directors. I understand that Teradyne expressly prohibits any employee, officer or director from retaliating against any person for reporting suspected violations of the Code of Ethics or of any laws, rules or regulations.

I am familiar with all the resources that are available if I have questions about specific conduct, Teradyne policies or applicable laws, rules or regulations.

Date:
Signature:

EACH EMPLOYEE IS REQUIRED TO SIGN, DATE AND RETURN THIS CERTIFICATION TO THE HUMAN RESOURCES DEPARTMENT WITHIN 30 DAYS OF REQUEST.